May 26, 2017

Allergan Finance, LLC

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Re:	Allergan Finance, LLC

Ladies and Gentlemen:

We have acted as special Nevada counsel in the State of Nevada (“State”) to Allergan Finance, LLC, a Nevada limited liability company (“Company”), in connection with the issuance by Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (“Issuer”), of (i) €700,000,000 Floating Rate Senior Notes due 2019 (the “2019 Notes”), (ii) €750,000,000 Notes due 2021 (the “2021 Notes”), (iii) €700,000,000 Notes due 2024 (the “2024 Notes”) and (iv) €550,000,000 Notes due 2029 (the “2029 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2024 Notes, the “Securities”). The Securities are being issued pursuant to the indenture dated as of March 12, 2015 (the “Base Indenture”) between Issuer and those subsidiaries of Allergan plc, a public limited company organized under the laws of Ireland (“Parent”), including the Company, named as guarantors thereto (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of March 12, 2015 (the “First Supplemental Indenture”), the second supplemental indenture dated as of May 7, 2015 (the “Second Supplemental Indenture”) and a third supplemental indenture to be dated as of the Closing Date, relating to the Securities (the “Third Supplemental Indenture,” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture,” and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2015 (Registration No. 333-202168) (the “Registration Statement”), a base prospectus dated February 19, 2015, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated May 23, 2017, filed with the Commission pursuant to Rule 424(b) under the Act on May 25, 2017 (the “Prospectus Supplement” together with the Base Prospectus, the “Prospectus”). The Securities are guaranteed with guarantees included in the Indenture (the “Guarantees”) by the Guarantors, including the Company.

GREENBERG TRAURIG, LLP • ATTORNEYS AT LAW • WWW.GTLAW.COM

3773 Howard Hughes Parkway, Suite 400 North • Las Vegas, Nevada 89169 • Tel 702.792.3773

• Fax 702.792.9002

Exhibit 5.4

ALBANY

AMSTERDAM

ATLANTA

AUSTIN

BOSTON

CHICAGO

DALLAS

DELAWARE

DENVER

FORT LAUDERDALE

HOUSTON

LAS VEGAS

LONDON*

LOS ANGELES

MEXICO CITY+

MIAMI

MILAN**

NEW JERSEY

NEW YORK

NORTHERN VIRGINIA

ORANGE COUNTY

ORLANDO

PALM BEACH COUNTY

PHILADELPHIA

PHOENIX

ROME**

SACRAMENTO

SAN FRANCISCO

SEOUL¥

SHANGHAI

SILICON VALLEY

TALLAHASSEE

TAMPA

TEL AVIV^

WARSAW~

WASHINGTON, D.C.

WESTCHESTER COUNTY

*	OPERATES AS GREENBERG TRAURIG MAHER LLP
+	OPERATES AS GREENBERG TRAURIG, S.C.
^	A BRANCH OF GREENBERG TRAURIG, P.A. FLORIDA, USA
~	OPERATES AS GREENBERG TRAURIG GRZESIAK sp.k.
¥	OPERATES AS GREENBERG TRAURIG LLP FOREIGN LEGAL CONSULTANT OFFICE
**	STRATEGIC ALLIANCE

Allergan Finance, LLC

May 26, 2017

In rendering the opinions set forth below, we have reviewed (a) the Registration Statement, (b) the Indenture, including the Guarantees set forth therein, (c) the Prospectus, (d) the constituent documents of the Company as amended to date, (e) certain records of the corporate proceedings of the Company, (f) certificates of public officials, and (g) such records, documents, statutes and decisions as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof and the truthfulness of all statements of fact set forth in the documents and records examined by us. We have also reviewed such other instruments and documents and investigated such questions of law as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly formed and is a validly existing limited liability company in good standing under the laws of the State.

2. The Company has all requisite limited liability company power and authority to execute and deliver the Third Supplemental Indenture and to perform its obligations thereunder. The Guarantees have been duly authorized by the Company by all requisite limited liability company action.

3. The execution and delivery of the Third Supplemental Indenture by the Company does not violate (i) any applicable statute, rule or regulation of the State or (ii) its articles of organization and operating agreement, each as currently in effect; provided however, we express no opinion regarding compliance with applicable securities laws, rules or regulations of the State.

4. Except as may be required by applicable securities laws, rules or regulations of the State, as to which we express no opinion, no consent, waiver, approval, authorization or order of any governmental authority of the State is required pursuant to the statutes and regulations of the State in connection with the Company’s execution and delivery of the Third Supplemental Indenture, when, as and if duly authorized.

GREENBERG TRAURIG, LLP

Allergan Finance, LLC

May 26, 2017

While certain members of the firm are admitted to practice in other jurisdictions, for purposes of this letter, we have not examined any laws other than the laws of the State, and we express no opinion as to the laws of any jurisdiction other than the laws of the State. This letter is given only with respect to the laws of the State, as they currently exist, and we undertake no obligation or responsibility to update or supplement this letter in response to subsequent changes in the law or future events affecting the transactions contemplated in the Indenture, Prospectus or Registration Statement.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Prospectus Supplement and the Third Supplemental Indenture and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as Exhibit 5.4 to Parent’s and Warner Chilcott Limited’s Current Report on Form 8-K dated May 26, 2017. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP